Exhibit 99.1

Socket Mobile Reports 2016 Full Year Revenue up 13%;

Profitable Fourth Quarter and Year

NEWARK, Calif., – February 15, 2017 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading innovator of data capture and delivery solutions for enhanced productivity, today reported profitable operating results for the fourth quarter and full year ended December 31, 2016.

Full Year 2016 Financial Results

•	Revenue was $20.8 million in 2016, a 13.0% increase compared to $18.4 million in 2015.

•	Gross margins were $10.4 million in 2016, a 16.8% increase compared to $8.9 million in 2015. Margins increased to 50.2% of revenue in 2016 compared to 48.6% of revenue in 2015.

•	Operating expenses were $7.9 million, an increase of 15.7% compared $6.8 million in 2015.

•	Net income before income taxes at 12/31/2016 was $2.43 million, or $0.36 per fully diluted share, compared to net income before income taxes of $1.85 million, or $0.31 per fully diluted share in 2015. Net income for 2016 includes a deferred tax benefit of $9.7 million, increasing 2016 net income to $12.1 million or $1.80 per fully diluted share, related to release of a full valuation allowance for deferred taxes as of the end of the year and adding net deferred tax assets to the balance sheet as of December 31, 2016., compared to net income of $1.82 million or $0.31 per fully diluted share in 2015.

Fourth Quarter 2016 Financial Results

•	Revenue was $5.43 million in Q4 2016, a 1% increase compared to $5.39 million for Q4 2015.

•	Gross margins were $2.7 million in Q4 2016, a reduction of 2% compared to $2.8 million in Q4 2015. Margins decreased to 50.1% of revenue in Q4 2016 compared to 51.5% of revenue for the same quarter a year ago.

•	Q4 2016 operating expenses were $2.05 million, a 17.1% increase compared to $1.75 million for the same quarter a year ago.

•	Net income before income taxes for the quarter ended 12/31/2016 was $637,000, or $0.09 per fully diluted share, compared to net income before income taxes of $966,000, or $0.16 per fully diluted share in Q4 2015. Net income for Q4 2016 includes a deferred tax benefit of $9.8 million, increasing Q4 2016 net income to $1.40 per fully diluted share, related to release of a full valuation allowance for deferred taxes as of the end of the year and adding net deferred tax assets to the balance sheet as of December 31, 2016, compared to net income of $958,000 or $0.16 per fully diluted share in Q4 2015.

Kevin Mills, president and chief executive officer, commented, “In 2016 we achieved continued profitable growth, including record operating profit, and we significantly strengthened our balance sheet. As a further indicator of the underlying strength of our business, we have restored deferred taxes to our balance sheet as of year-end. 2016 is our third consecutive profitable year and we believe that the strength of our business will enable us to realize the benefit of our deferred tax asset balances from future profitability including from our net operating loss carryforwards.

“Mobile point of sale (mPOS) applications continue to be the primary driver of our barcode scanning sales, but we are also seeing our application developers focus more on areas outside of mPOS, including Manufacturing, Field Service, and Transportation. These are emerging growth areas for Socket as investments in smartphones and tablets used in line-of-business applications are gaining traction and growing year over year. In 2016, our cordless barcode scanning business continued to be driven by growth in mobile business applications running on Apple, Android and Windows-based smartphones and tablets, and we expect this trend to continue. These applications are developed by registered third party developers using our software developer kit to integrate our products into their applications to solve a business problem or improve a business process. We continue to attract new mobile application developers worldwide.

“Operating expenses increases of 15.7% in 2016 reflect costs of expanding our new product development program and additional investment in personnel as we prepare for growth.

“During the year we expanded our product line with a new family of products that strengthen our offerings in non-mPOS markets. This includes our DuraScan™ rugged barcode scanners designed for use with smartphones and tablets that have a weatherproof IP54 rating and level of durability and usability to match the demands of these markets. We also introduced our DuraCase solution that securely attaches our attachable barcode scanners to a smartphone or iPod as a one-handed, dedicated barcode scanning solution, ideal for many inventory based applications. We will be expanding the availability of DuraCase to additional Apple and Android Smartphones this year. We are pleased with the strong market reception to these new products and expect them to be revenue growth drivers in 2017.

“This year we also plan to introduce our D600 contactless reader/writer to facilitate the use of NFC and other contactless technology in business applications. With this product, Socket Mobile will be enabling our many developers to expand beyond barcode reading and serve the need for mobile reading of contactless tickets and other contactless systems. While it will take time for our developers to build this capability into their applications, we expect these products to become contributors to our revenue growth starting in 2018.

“Our primary goals for 2017 are to continue to attract and support mobile application developers with data collection products designed for the mobile markets they serve and to achieve continued growth and profitability,” Mills concluded.

Conference Call
Management of Socket Mobile will hold a conference call and web cast today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (888) 424-8151 passcode 8483007. From international locations, obtain the local dial-in number through your web browser at http://web.meetme.net/r.aspx?p=11&ca=UDXGtuoxHGxsKp. A live and replay audio webcast of the conference call can be accessed through a link on Socket Mobile’s website at www.socketmobile.com. From the home page, select “About Socket”/”Investor Relations”/ and “Conference Calls and Events.”

About Socket Mobile, Inc.

Founded in 1992, Socket Mobile is a leading innovator of data capture and delivery solutions for enhanced productivity in retail point of sale, field service, transportation, manufacturing and other mobile markets. Socket Mobile’s revenue is primarily driven by the deployment of third party barcode enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners. Socket Mobile has a robust network of thousands of developers registered to use its software developer’s kit to add sophisticated barcode scanning to mobile applications. Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Facebook and Twitter @socketmobile and subscribe to SocketTalk  the company’s official blog.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution and market acceptance of the products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket is a registered trademark of Socket Mobile, Inc. Registration is pending for the trademark DuraScan. All other trademarks and trade names contained herein may be those of their respective owners. © 2017 Socket Mobile, Inc. All rights reserved.

Investor Relations Contact:	Socket Mobile Investor Contact:
Todd Kehrli / Jim Byers	David Dunlap
MKR Group, Inc.	Chief Financial Officer
323-468-2300	510-933-3035
sckt@mkr-group.com	dave@socketmobile.com

– Financial tables to follow –

Socket Mobile, Inc.

Condensed Summary Statements of Operations

(Amounts in thousands except per share amounts)

	Year ended Dec 31,				Three Months ended Dec 31,
	(Unaudited) 2016		2015*		(Unaudited) 2016		2015*
Revenue		$20,788		$18,400		$5,430		$5,391
Cost of revenue		10,354		9,465		2,711		2,617
Gross profit		10,434		8,935		2,719		2,774
Gross profit percent		50%		49%		50%		51%
Research and development		2,889		2,323		787		621
Sales and marketing		2,775		2,497		711		660
General and administrative		2,207		1,986		555		466
Total operating expenses		7,871		6,806		2,053		1,747
Interest expense, net		(131)		(279)		(29)		(61)
Net income before income taxes		2,432		1,850		637		966
Net income tax benefit (expense)		9,715		(32)		9,776		(8)
Net income		$12,147		$1,818		$10,413		$958
Net income per share: Basic Fully diluted	$ $	2.10 1.80	$ $	0.33 0.31	$ $	1.78 1.40	$ $	0.17 0.16
Weighted average shares outstanding: Basic Fully diluted		5,793 6,820		5,555 5,906		5,863 7,437		5,598 6,373
*Derived from audited financial statements

Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	December 31,
	(Unaudited) 2016	2015*
Cash	$1,319	$938
Accounts receivable	2,867	2,359
Inventories	1,537	1,326
Other current assets	260	87
Deferred tax assets	9,589	—
Property and equipment, net	564	475
Goodwill	4,427	4,427
Other assets	76	76
Total assets	$20,639	$9,688
Accounts payable and accrued liabilities	$2,214	$2,817
Subordinated line of credit	—	500
Convertible notes payable	753	753
Net deferred revenue on shipments to distributors	1,063	1,004
Customer deposit	—	641
Deferred service revenue	73	125
Other liabilities	366	505
Common stock	62,896	62,216
Accumulated deficit	(46,726)	(58,873)
Total liabilities and equity	$20,639	$9,688

*Derived from audited financial statements.

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